Exhibit 1

BRASIL TELECOM S.A.

(PUBLICLY-HELD COMPANY)

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 3330029520-8

CALL NOTICE

General Meeting of Debenture Holders of the 5th Issuance of Simple,

Non-Convertible Debentures of Brasil Telecom S.A.

The Debenture Holders of the 5th Issuance of Simple, Non-Convertible, Unsecured Debentures in a Single Series (the “Debentures”) issued by Brasil Telecom (the “Issuer” or the “Company”) are called, pursuant to the terms of Clause 9.1 of the Indenture of the Company’s 5th Issuance (4th Public) of Simple, Non-Convertible, Unsecured Debentures in a Single Series, personally guaranteed by Tele Norte Leste Participações S.A. (“TNL”), dated June 20, 2006 (the “Indenture”) to meet at a General Debenture Holders’ Meeting, to be held on October 17, 2011 at 3:00 p.m., in the auditorium of the Issuer’s headquarters, located at Rua General Polidoro, No. 99, 5th floor/part, Botafogo, in the City and State of Rio de Janeiro, CEP: 22280-004, in order to decide on the following Agenda: (i) Proposal to amend the conditions of the personal guarantee provided in the form of Clauses 2.6 and 9.4.3 of the Indenture.

GENERAL INSTRUCTIONS:

1. Information relating to the Agenda will be made available to Debenture Holders at the Company, located at Rua Humberto de Campos, No. 425, 8th floor, Leblon, in the City and State of Rio de Janeiro, and at the headquarters of the Trustee – Pavarini DTVM Ltda, located at Rua Sete de Setembro, 99, 24th floor, in the City and State of Rio de Janeiro.

2. Debenture Holders must present proof of title, and those wishing to be represented by an attorney-in-fact must provide the instrument granting the power of attorney, and, in case of legal entities, a copy of the corporate acts and/or documents corroborating such representation.

Rio de Janeiro, September 30, 2011.

Brasil Telecom S.A.

Alex Waldemar Zornig

Investor Relations Director